Exhibit 99.1

AMRI to Acquire Euticals in a Strategic Transaction
That Expands its API Development and Manufacturing Business

•	Enters definitive agreement to acquire Euticals for $358 million in stock, cash and a seller note

•	Positions AMRI as one of the largest independent developers and suppliers of API to the pharmaceutical industry

•	Significantly expands AMRI’s presence in the European community

•	Transaction expected to be accretive to AMRI’s 2016 non-GAAP diluted EPS

•	AMRI’s 2017 pro forma revenue expected to exceed $750 million, with 2017 adjusted EBITDA margins of 20%

Albany, NY (May 5, 2016) – AMRI (NASDAQ: AMRI) today announced that it has signed a definitive agreement to acquire all outstanding shares of Prime European Therapeuticals S.p.A., also known as “Euticals”, in a transaction valued at approximately $358 million (EUR 315 million), consisting of shares of AMRI common stock, cash, and a seller note.

Euticals is a privately-held company headquartered in Lodi, Italy, specializing in custom synthesis and the manufacture of active pharmaceutical ingredients (APIs). It operates a network of API facilities primarily in Italy, Germany, U.S. and France.

“The acquisition of Euticals will provide us an established custom synthesis presence in Europe and will further build on our expertise in complex APIs, positioning AMRI as a preeminent provider of contract research, development and manufacturing services to the pharmaceutical industry,” said William S. Marth, AMRI’s president and chief executive officer.

“Euticals’ expertise with niche and high barrier to entry technologies and products, including certain tetracyclines, monobactams, sterile and fermented APIs and controlled substances, will be a tremendous asset to us. Additionally, Euticals’ large base of over 400 customers will provide us with a number of new large pharma, biotech and generics partners, further extending our global reach and diversifying our revenue.

“Importantly, I am pleased that in connection with the closing of the transaction, Fernando Napolitano will be joining our Board of Directors on behalf of Lauro Cinquantesette, S.p.A (Lauro 57) and its majority investors, Clessidra Capital Partners II and Mandarin Capital Partner SCA SICAR. Clessidra’s and Mandarin’s combined expertise, deep contacts within the European pharmaceutical community and continued guidance will be invaluable to our efforts going forward. Margalit Fine, Euticals’ chief executive officer and former head of European API at Teva, will be leading Euticals’ operations as a senior executive for the combined company,” Mr. Marth said.

“On behalf of Lauro 57 and its investors, we couldn’t be more pleased to be joining AMRI,” said Clessidra Chief Executive Officer, Maurizio Bottinelli. “Its expertise in developing and manufacturing complex pharmaceutical products is well known and we look forward to joining forces to further expand our presence in the European community.”

Strategic Benefits of the Transaction

•	Significantly expands AMRI’s capabilities in custom and complex APIs

o	Provides AMRI with an established European custom synthesis presence
o	Expands expertise in multiple areas: sterile API, steroids, generics, fermentation, controlled substances and monobactams

o	Provides an API portfolio that includes 50 active US Drug Master Files (DMFs), 17 EU Certificates of Suitability (COS) or Compliance with the European Pharmacopeia (CEP), 13 Japanese DMFs and 6 South Korean DMFs; with several APIs having filings in more than one of these areas and over two dozen other international filings

•	Provides AMRI with global scale and a diverse customer and revenue base

o	Euticals brings over 400 customers with no customer concentration
o	With 75% of revenue outside North America, Euticals opens up many new markets for AMRI; more than half AMRI’s combined proforma revenue is expected to be ex U.S.
o	Euticals brings additional portfolio diversification in generics; AMRI to leverage U.S. base to include Euticals’ strong generic portfolio

Euticals operates a highly regarded API, custom synthesis and fine chemical development and manufacturing business with 2015 revenue and EBITDA of approximately $245 million and $27 million respectively. On a stand-alone basis, Euticals’ full year 2016 revenue is forecast to be between $245 million and $255 million, with adjusted EBITDA1 of between $34 million and $38 million, implying a purchase price multiple, prior to anticipated synergies, of approximately 9.9 times 2016 adjusted EBITDA at the midpoint of the range and excluding deal related costs or purchase accounting impacts. The transaction is expected to be accretive to AMRI’s 2016 non-GAAP diluted earnings per share. AMRI expects to generate operational synergies of $13 to $15 million over the next three years. On a pro forma basis including synergies, AMRI’s full year 2017 revenue is forecast to exceed $750 million, with adjusted EBITDA margins of approximately 20%.

Transaction Details, Financing and Closing

AMRI expects to finance the transaction through the issuance of approximately 7 million shares of AMRI common stock (currently valued at $110 million, equal to approximately 19.75% of AMRI common stock); a seller note of $63 million; and the remainder in cash. Including Euticals, AMRI believes that it will have the financial strength to manage its increased debt and plans to de-lever based on a combination of EBITDA growth and/or principal re-payments.

AMRI has entered into debt financing commitments with JP Morgan and Barclays for amounts that are expected to be sufficient to provide funds necessary to consummate the transaction. In addition to the financing, the closing of the transaction is subject to customary closing conditions, including Hart-Scott-Rodino clearance in the U.S.

1EBITDA reflects IFRS with an adjustment to U.S. GAAP only for capitalization of R&D expenses

The 7 million shares of AMRI common stock (the “Shares”) to be issued in connection with the transaction will be offered and sold outside the United States to Lauro 57, an eligible investor pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

Nomura acted as exclusive financial advisor to AMRI in connection with this transaction and Goodwin Procter LLP and LCA Studio Legale acted as AMRI’s legal advisors. Lincoln International acted as sole financial advisor to Lauro 57, and Chiomenti Studio Legale and Debevoise & Plimpton LLP acted as Lauro 57’s legal advisors.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as EBITDA, which is adjusted to exclude, among other things, the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. It is not feasible to provide reconciliation to the most comparable projected U.S. GAAP measure because the excluded items are difficult to predict and estimate and are primarily dependent on future events.

Conference Call and Webcast

AMRI will hold a conference call at 8:30 a.m. ET today to discuss the transaction. The conference call can be accessed by dialing (866) 208-5728 (domestic calls) or (224) 633-1279 (international calls) at 8:20 a.m. ET and entering passcode 4868381. A live webcast with slides will also be available and can be accessed on the company’s website at www.amriglobal.com. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent and cytotoxic compounds, controlled substances, steroids, hormones, and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

About Euticals

Established in 1984, Euticals is a chemical company focused on Active Pharmaceutical Ingredients (APIs), Custom Synthesis and Fine Chemicals projects and products.

Today Euticals Group is one of the leading players in the Pharmaceutical & Fine Chemicals Industry with a global scale production and diversified manufacturing plants, offering multiple technology platforms.

Euticals’ mission is to be the partner of choice for pharmaceutical and related chemical industries, by supplying its API portfolio and providing custom manufacturing and custom synthesis with large industrial capacity and broad R&D developmental capabilities.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the acquisition of Euticals, the projected revenue and non-GAAP EBITDA of Euticals, the potential synergies associated with the transaction, the potential impact on AMRI’s operations and financial results and its accretive nature, and statements made by AMRI’s chief executive officer and a principal investor of Euticals, the expected timing for the closing of the transaction and AMRI’s expectations for financing the transaction, including the type of such financing; expectations regarding Euticals employees joining AMRI following the closing of the transaction and the contributions and responsibilities of those employees to AMRI’s and Euticals’ continued operations, the appointment of Fernando Napolitano to the AMRI board of directors after closing, the sufficiency of committed debt financing and AMRI’s existing cash to finance the transaction, repay AMRI’s current credit facilities and pay fees and expenses related to the transaction. Readers should not place undue reliance on our forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, the ability of AMRI to effectively integrate the Euticals businesses; possible negative impacts to the revenue expected to be received by the Euticals businesses; trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and chemical research and development, including softness in these markets; the success of the sales of other products for which AMRI receives royalties; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; AMRI’s ability to enforce its intellectual property and technology rights; AMRI’s ability to obtain financing sufficient to meet its business needs; AMRI’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; AMRI’s ability to effectively maintain compliance with applicable FDA and DEA regulations; AMRI’s ability to integrate past or future acquisitions, and make such acquisitions accretive to AMRI’s business model, AMRI’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of AMRI’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on March 30, 2016, and AMRI’s other SEC filings. Revenue, adjusted EBITDA, accretion and other financial guidance offered by senior management today with respect to 2016 and 2017 represent a point-in-time estimate and are based on information as of May 4, 2016. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. AMRI expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Contacts:

Investors

Patty Eisenhaur

AMRI Investor Relations

patty.eisenhaur@amriglobal.com

518-512-2261

Media

Carolyn Hawley

Canale Communications

Carolyn@canalecomm.com

619-849-5382